UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Mistras Group, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MISTRAS

One Source for Asset Protection Solutions®

2023 PROXY STATEMENT

MISTRAS GROUP, INC.

195 Clarksville Road, Princeton Junction, New Jersey 08550

Dear Mistras Shareholder:

April 12, 2023

I am pleased to invite you to attend the 2023 Annual Shareholders Meeting of Mistras Group, Inc. The meeting will be held on Monday, May 22, 2023, at 1:00 p.m., Eastern Time. The annual meeting will be conducted completely virtual, via a live webcast. You will be able to attend and participate in our annual meeting by visiting www.virtualshareholdermeeting.com/MG2023, where you will be able to listen to the meeting live, vote your shares and submit questions. There will be no physical meeting location.

At the annual meeting, you and our other shareholders will be asked to vote on the following:

•	the election of eight directors to our Board of Directors;
•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023;
•	an advisory vote on our executive compensation;
•	an advisory vote on the frequency of future advisory votes on executive compensation; and
•	any other business which properly comes before the meeting.

You are entitled to participate in the virtual meeting if you were a shareholder as of the close of business on March 27, 2023, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To participate in the meeting webcast at www.virtualshareholdermeeting.com/MG2023, you must enter the control number found on your proxy card, voting instruction form or notice you receive. You may vote online during the meeting by following the instructions available on the meeting website during the meeting. Whether or not you plan to attend the annual meeting online, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the annual meeting.

Sincerely,

Sotirios J. Vahaviolos, Ph.D.	Dennis Bertolotti

Executive Chairman of the Board	President and Chief Executive Officer

195 Clarksville Road, Princeton Junction, New Jersey 08550

Notice of Annual Meeting

April 12, 2023

The 2023 Annual Shareholders Meeting of Mistras Group, Inc. will be held on Monday, May 22, 2023 at 1:00 p.m., Eastern Time. The meeting will be held exclusively via webcast at www.virtualshareholdermeeting.com/MG2023. There will be no physical location of the meeting and you will only be able to attend the annual meeting via the webcast. The details of the meeting are as follows:

Meeting Details
Time and Date May 22, 2023 Monday at 1:00 p.m. Eastern Time	Location Webcast at www.virtualshareholdermeeting.com/MG2023	Record Date March 27, 2023
Items of Business:
1	Election of eight directors, constituting the entire Board of Directors.
2	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.
3	An advisory vote on our executive compensation.
4	An advisory vote on the frequency of future advisory votes on executive compensation.
5	Such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Who can vote: Holders of Mistras Group, Inc. common stock as of the close of business on March 27, 2023 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Attending the Meeting: Shareholders as of the close of business on March 27, 2023, or their duly appointed proxies, may attend the meeting online. To attend the 2023 annual meeting, go to www.virtualshareholdermeeting.com/MG2023, then enter the control number found on your proxy card, voting instruction form or notice you receive. You may vote during the meeting by following the instructions available on the meeting website during the meeting.

Voting by proxy: Please submit your proxy and/or voting instructions as described in the accompanying proxy statement or other proxy materials you receive promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

MICHAEL C. KEEFE
Executive Vice President,
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

This Proxy Statement and the Mistras Group, Inc. 2022 Annual Report are available electronically on the Internet at
www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

PROXY STATEMENT

General Information

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2023 annual meeting of shareholders (“2023 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2023 Annual Meeting, which will take place on May 22, 2023, beginning at 1:00 p.m., Eastern Time, via a webcast over the Internet at www.virtualshareholdermeeting.com/MG2023.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, and our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG.” Our fiscal year ends December 31.

Proxy Solicitation

The accompanying proxy is being solicited by our Board. The notice of annual meeting and this proxy statement and proxy card or voting instructions are first being distributed to shareholders on or about April 12, 2023. In addition to this solicitation, employees of the Company may solicit proxies by telephone. All costs of the solicitation of proxies will be borne by the Company. On the proxy card or voting instruction included in the materials, a shareholder of record (that is, a shareholder who holds the shares in his, her or its own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs.

At the 2023 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Internet Availability of Proxy Materials

We are using the Internet as our primary means of furnishing proxy materials to shareholders as permitted by the rules of the Securities and Exchange Commission (“SEC”). Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose and how to attend the 2023 Annual Meeting via the Internet. This makes the proxy distribution process more efficient, less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent electronically unless you change your election.

Voting Recommendation of the Board

The Board recommends that shareholders vote:

•	FOR each of the eight nominees of the Board of Directors (Item 1);
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023 (Item 2);
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3); and
•	FOR an annual advisory vote on the frequency of future advisory votes on executive compensation (Item 4).

Shareholders Entitled to Vote, Quorum

Shareholders of record of our common stock at the close of business on March 27, 2023 are entitled to notice of and to vote at the 2023 Annual Meeting and any adjournments or postponements of the meeting. Each share entitles its owner to one vote.

Mistras Group, Inc.	1	2023 Proxy Statement

The holders of a majority of the shares entitled to vote at the meeting must be present or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 30,203,238 shares outstanding.

Votes Needed

The following chart sets forth the proposals to be considered at the meeting, the voting choices for each proposal, the votes needed to elect directors and for each other agenda item to pass, and the manner in which votes will be counted.

	Agenda Item	Voting Options	Votes Needed	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	For all nominees or withhold with respect any or all nominees.	Plurality, meaning the eight nominees receiving the most votes for their election will be elected.	No effect.	No effect. No broker discretion to vote.
2	Ratification of Appointment of Auditors	For, against, or abstain.	Majority of the shares present or represented at the meeting and entitled to vote on the matter.	Counted as vote. Same effect as vote against.	Brokers have discretion to vote.
3	Advisory Vote on Executive Compensation	For, against, or abstain.	Majority of the shares present or represented at the meeting and entitled to vote on the matter.	Counted as vote. Same effect as vote against.	No effect. No broker discretion to vote.
4	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	For, against, or abstain.	The frequency receiving the most affirmative votes will be the preferred frequency of holding future non-binding votes on executive compensation.	No effect.	No effect. No broker discretion to vote.

For Item 1, Election of Directors, as set forth in the Director Resignation Policy described on page 8 each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the independent members of the Board.

How to Vote

Vote by Internet You may vote by proxy via the Internet by following the instructions provided on the enclosed Proxy Card	Vote by Mail You may vote by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.	Vote Online at the Meeting You can vote at the meeting at www.virtualshareholdermeeting.com/ MG2023

Shares held in your name as the shareholder of record may be voted by you online at the 2023 Annual Meeting. Shares held beneficially in street name may be voted by you online at the 2023 Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2023 Annual Meeting online, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting online.

You have the option of voting your shares over the Internet, by telephone or completing and returning a proxy card or voting instruction card. Voting over the Internet or telephone authorizes the named proxies to vote your shares as you direct. If you receive paper copies of our proxy materials and/or a proxy card or voting instruction card, you can also vote by marking, signing, and returning your proxy card or voting instruction card as directed in the materials you receive. More information on how to vote by proxy is included in the proxy materials.

If any matters are properly presented for consideration at the 2023 Annual Meeting, the persons named in the proxy card will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2023 Annual Meeting.

Mistras Group, Inc.	2	2023 Proxy Statement

Changing Your Vote

You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting online during the meeting or by giving written notice to the Secretary at 2023annualmeeting@mistrasgroup.com. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting online during the meeting. Attending the meeting online will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote online at the meeting via the webcast.

Effect of Not Casting Your Vote

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count on Item 1 (election of directors), Item 3 (advisory vote on executive compensation), or Item 4 (advisory vote on the frequency of future advisory votes on executive compensation), you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote on Items 1, 3 or 4, no votes will be cast on your behalf on any of these items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2). Abstentions for Items 2 or 3 will have the practical effect of a vote against such Item.

If you are a shareholder of record and do not return your proxy or attend the meeting online, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2, and 3 and for one year for Item 4. If you return your proxy but abstain from voting on one or more of the items of business, no votes will be cast on your behalf on any of the items of business at the meeting on which you abstained, but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Attending the Meeting

You are entitled to attend the annual meeting only if you were a Mistras shareholder or joint holder as of the record date, the close of business on March 27, 2023, or you hold a valid legal proxy for the 2023 Annual Meeting. We will be hosting the 2023 Annual Meeting live via webcast, with no physical location. A summary of the information you need to attend the 2023 Annual Meeting online is provided below:

•	Any shareholder can attend the 2023 Annual Meeting live via the Internet at: www.virtualshareholdermeeting.com/MG2023.
•	Webcast starts at 1:00 p.m. Eastern time on Monday, May 22, 2023.
•	Please have your control number to access the 2023 Annual Meeting webcast. The control number appears on the proxy card, in the Notice of Internet Availability of Proxy Materials, or in the instructions that accompanied your proxy materials.
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MG2023.
•	Shareholders may vote and submit questions while attending the 2023 Annual Meeting on the Internet.

Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/MG2023 on the day of the 2023 Annual Meeting.

Tabulating the Votes

A representative from Broadridge Financial Services will tabulate the votes and will serve as Inspector of Election for the 2023 Annual Meeting.

Voting Results

We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the SEC soon after the meeting, which will be available on our website.

Mistras Group, Inc.	3	2023 Proxy Statement

Corporate Governance

Overview

Our Board is committed to maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continuously reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All our relevant corporate governance documents are available on the corporate governance section of the investor page of our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

Committee Charters

•	Audit Committee Charter
•	Compensation Committee Charter
•	Corporate Governance Committee Charter
•	Environmental, Social, and Safety Committee Charter

Key Governance Policies and Guidelines

•	Corporate Governance Guidelines
•	Director Nominating Process and Policy
•	Director Qualification Criteria
•	Director Resignation Policy
•	Related Person Transaction Policy
•	Stock Ownership Guidelines
•	Securityholder Communication Policy

Policies and Guidelines Regarding Conduct

•	Code of Conduct
•	Code of Ethics for Principal Executive and Senior Financial Officers
•	Complaint Procedures for Accounting and Auditing Matters
•	Insider Trading Compliance Policy
•	Incentive Compensation Recoupment Policy for Executive Officers

Board of Directors and Director Independence

Our Board has set the number of directors for the Board at eight and currently the eight members consist of Dennis Bertolotti, Nicholas DeBenedictis, James J. Forese, Richard H. Glanton, Michelle J. Lohmeier, Charles P. Pizzi, Manuel N. Stamatakis and Sotirios J. Vahaviolos.

Mistras Group, Inc.	4	2023 Proxy Statement

In March 2023, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Lohmeier and Messrs. DeBenedictis, Forese, Glanton, Pizzi and Stamatakis, representing six of our eight current directors and all our current non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company.

In making this determination, the Board took into account that Manuel Stamatakis is an Executive Officer of Capital Management Enterprise (“CME”) and was previously the owner of CME. CME provides benefits consulting services to the Company. The Company did not pay any fees to CME in 2022. The compensation received by CME in 2022 for work related to Mistras was paid directly to CME by the third-party benefits providers in the form of normal and customary commissions. The remaining independent directors considered all the facts and circumstances, including the fees CME received from third parties related to work with Mistras, and determined that Mr. Stamatakis satisfies the independence requirements of the NYSE and the SEC for directors serving on the Audit Committee and the Compensation Committee.

Committees of the Board

Our Board has had four standing committees: Audit Committee, Compensation Committee, Corporate Governance Committee and Environmental Social and Safety Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Environmental, Social and Safety Committee
Nicholas DeBenedictis	■			■
James Forese	●	■
Richard Glanton		■	■	●
Michelle Lohmeier		●		■
Charles Pizzi	■		■
Manuel Stamatakis	■	■	●	■
●	= Chair	■	= Member

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy and that Messrs. DeBenedictis and Forese qualify as audit committee financial experts under the applicable requirements of the NYSE and SEC rules and regulations. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

Mistras Group, Inc.	5	2023 Proxy Statement

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•	preparing the audit committee report included in our proxy statement; and
•	overseeing our risk management and information technology and data security functions, including cybersecurity.

Compensation Committee

All the members of our Compensation Committee qualify as independent. The Compensation Committee is responsible for, among other things:

•	reviewing and approving the following for our executive officers: annual base salaries, cash and equity incentive compensation, including specific goals, targets and amounts, other equity compensation, employment agreements, severance and change in control arrangements and any other benefits, compensation or arrangements;
•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement;
•	appointing, overseeing and determining the work and compensation of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee; and
•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board nominees for election at each annual meeting of shareholders;
•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;
•	overseeing the evaluation of our Board and management;
•	reviewing succession planning;
•	recommending members for each Board committee to our Board;
•	reviewing compensation programs for our outside directors; and
•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Environmental, Social and Safety Committee

Our Environmental, Social and Safety Committee is responsible for, among other things:

•	reviewing and providing guidance to management on environmental and sustainability issues and impacts, and the integration of environmental compliance and sustainability into the Company’s business, including innovation, product design, manufacturing and sourcing, and operations;
•	reviewing and overseeing the Company’s health and safety programs, policies and practices;
•	reviewing and overseeing management’s social responsibility programs, policies and practices, including those involving corporate social responsibility, human rights, and workplace diversity and inclusion;

Mistras Group, Inc.	6	2023 Proxy Statement

•	Overseeing the Company’s management of its risks and opportunities related to climate change and direct any findings related to such matters to any other appropriate committee of the Board.
•	reviewing the activities of the Company’s community and social impact initiatives;
•	reviewing the reporting to various stakeholders regarding corporate social responsibility; and
•	reviewing and providing guidance to management, and reporting to the Board the involvement of significant corporate social responsibility issues in major business decisions, to protect the Company’s goodwill and human and intellectual capital.

In October 2022, the Board established an ad hoc special committee of the independent directors.  This committee’s responsibilities including reviewing strategic matters, such as acquisitions and new markets, working with the Corporate Governance Committee on succession planning and talent assessment, overseeing the budgeting and planning process, and overseeing other key initiatives.  One such initiative is the retention of AlixPartners to undertake an operational review of the Company, designed to accelerate profitable growth and EBITDA.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time, as different leadership structures for a board of directors have their own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company.

For several years, the Board has separated the roles of Chairman and CEO, with Dennis Bertolotti serving as President and CEO and Dr. Vahaviolos serving as our Executive Chairman since 2017. This enables Dr. Vahaviolos, as our founder and long-term Chairman and for many years our President and CEO, to continue contributing his in-depth knowledge of the issues, opportunities and challenges we face, while Mr. Bertolotti, as CEO, can provide his insights as to the market, strategy and day-to-day operations.

Lead Director

The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee. Mr. Stamatakis serves as the chair of the Corporate Governance Committee and the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters. The Board determined that the Lead Director continues to serve an important role for the independent directors with the separation of the Chairman and CEO roles.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Executive Officers and Senior Financial Officers and Managers, which applies to our CEO, chief financial officer (“CFO”), chief accounting officer, all other executive officers, the controller, the treasurer, the director of audit, the director of tax, the managing directors and controllers of international operations and other finance and accounting managers designated by the CEO or the CFO. This code of ethics requires that our leaders covered by the code act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in our reports to the SEC and to the public. We also have a Code of Conduct that applies to all our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting valuable company assets, avoiding conflicts of interest, and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders or to fill vacancies on the Board between shareholder meetings. To facilitate this process, the Corporate Governance Committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy

Mistras Group, Inc.	7	2023 Proxy Statement

and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee considers the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. The Board and the Corporate Governance Committee take diversity into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy and a sound understanding of business strategy, business environment, corporate governance and board operations, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules. As part of its in-depth review of its committee charters and governance policies and practices described below, the Board also added to the Director Qualification Criteria that the Board shall strive to have directors who are diverse in experience, gender, race, ethnicity and age.

The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by January 2, 2024 in order to receive adequate consideration for the 2024 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria. For a shareholder to nominate a director for election, the shareholder must meet the requirements of our bylaws and make the nomination in the time required by our bylaws, as set forth on page 48 under “Shareholder Proposals and Other Matters.”

Director Resignation Policy

The Board has a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or "against" than votes "for" his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;
•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or
•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director (other than as a result of retirement), the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Mistras Group, Inc.	8	2023 Proxy Statement

Stock Ownership Guidelines and Incentive Compensation Recoupment Policy

The Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the prior three years. All our non-employee directors are in compliance with the guidelines. The guidelines for our executive officers are discussed on page 35 in the Compensation Discussion and Analysis. The Board has also adopted an Incentive Compensation Recoupment Policy (often referred to as a claw-back policy), which is also discussed on page 36 in the Compensation Discussion and Analysis.

INSIDER TRADING COMPLIANCE POLICY

We have adopted an Insider Trading Compliance Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees of the Company and its subsidiaries that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the applicable rules and regulations of the NYSE.

Other Key Governance Matters

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is led by the Board and the Audit Committee, but some areas are administered by committees tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual plan, and strategic planning (including matters affecting capital allocation); other matters that may present material risk to the Company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, credit and liquidity matters, compliance matters, management’s risk management programs, and information technology, data and cyber security.
Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.
Compensation Committee	Risks and exposures associated with leadership assessment, management development, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.
Environmental, Social and Safety Committee	Risks and exposures associated with our activities as a corporate citizen and policies in that regard, our activities pertaining to environmental matters and sustainability, and activities, policies and practices pertaining to employee and workplace safety.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the current Board structure of separating the Chairman and CEO roles helps to provide an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Mistras Group, Inc.	9	2023 Proxy Statement

Meetings. The following chart sets forth the number of meetings held by the Board and each of the four standing committees in 2022, and the number of private or executive sessions (sessions of only independent directors without management) held by each in 2022.

	Meetings	Executive Sessions
Board of Directors	7	4
Audit Committee	6	4
Compensation Committee	3	2
Corporate Governance Committee	3	1
Environmental, Social and Safety Committee	3	0

Each director attended at least 75% of the total meetings of the Board and the committees on which the director served. Due to the interest our directors have in the activities of all committees and our meeting schedule, all our directors attended 13 of the 15 meetings of the Board committees held in 2022.

Annual Meeting Attendance. The Company expects all directors (who are also all the director nominees) to attend the 2023 Annual Meeting. All our directors attended our 2022 annual shareholders meeting.

Communication with the Board. Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.

Term Limits; Mandatory Retirement. The Board has decided not to have term limits or a mandatory retirement age for directors. The Board believes that a director should be evaluated based upon his or her abilities and contributions to the Board and an assessment of that individual’s qualities and qualifications to continue to serve as a director on the Board. Term limits and mandatory retirement may deprive the Board of a valuable member with significant insight and knowledge of Mistras and our industry.

Review of Charters and Policies: In 2021, led by the Corporate Governance Committee, the Board and the committees undertook an extensive review of all committee charters and the governance policies, guidelines and practices. In general, the Board found that the charters, policies, guidelines and practices were effective and compliant, but a few changes were made, as described in our 2022 proxy statement. A review was undertaken in 2022 and no changes were made.

Review of Cyber Security: In 2022, as it has done in the past, the Audit Committee reviewed with management the Company’s information technology function, including data and cyber security and the plans for further enhancement of these functions as technology and external threats continue to develop.

Environmental, Social and Safety: With the establishment of Environmental, Social and Safety Committee, the Board and management have placed additional focus on our role as member of the broader communities in which we operate and our practices around safety, health, environmental, human rights, and other social responsibility matters. More information about these endeavors and our policies, practices and activities and our first report related to these areas can be viewed on our website at https://www.mistrasgroup.com/company/esg/.

Employee, Officer and Director Hedging: Our policies regarding hedging are discussed under “Compensation Discussion and Analysis—Compensation Policies—Hedging Prohibitions” on page 36.

Mistras Group, Inc.	10	2023 Proxy Statement

Director Compensation

For 2022, the compensation program for our non-employee directors provided for cash fees of $20,000 per quarter ($80,000 annually) and semi-annual equity grants of $45,000 ($90,000 annually) in shares of our common stock. The committee chairpersons received quarterly cash fees of $2,500 for the Audit Committee and $1,875 for the other committees.

The following is the compensation paid to our non-employee directors in 2022.

	Cash	Stock(1)	Total
Nicholas DeBenedictis	$80,000	$90,011	$170,011
James Forese	$90,000	$90,011	$180,011
Richard Glanton	$87,500	—	$87,500
Michelle Lohmeier	$87,500	$90,011	$177,511
Manuel Stamatakis	$87,500	$90,011	$177,511
Charles Pizzi	$80,000	$90,011	$170,011
(1)	Stock awards are valued based upon the grant date fair value in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three trading day period ending on the grant date, which is the reason for the difference between the award values above and the intended value, using the three trading day average. Share grants for Richard Glanton were suspended pending resolution of his bankruptcy proceeding (See Legal Proceedings below).

For 2023, the director compensation has been increased to $22,500 for the quarterly fees ($90,000 annually) and the equity awards will be $55,000 semiannually ($110,000 annually). The committee chair fees will increase to $15,500 for the Audit Committee chair, and $12,500 for all other committee chairs. Beginning in 2023, we will compensate our Lead Director $33,000 for those responsibilities. The increase in director compensation is the first increase since the increase that took effect in 2021 and was based on a comparison of compensation for non-employee directors at other companies by the Compensation Committee’s compensation consultant.

Mistras Group, Inc.	11	2023 Proxy Statement

Compensation Committee Interlocks
and Insider Participation

During 2022, Ms. Lohmeier and Messrs. Forese, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Mistras Group, Inc.	12	2023 Proxy Statement

Certain Relationships, Proceedings
and Related Person Transactions

Policy and Procedure for Approval of Related Person Transactions

We have a Related Person Transaction Policy, which requires the review, approval or ratification by the Corporate Governance Committee for any transaction, arrangement or relationships or series of the foregoing in which we are a participant and any related person has or will have a material interest, including those for which disclosure is required under Item 404(a) of SEC Regulation S-K. Under this policy, any renewals, extensions or material amendments to a related party transaction, even if previously approved under the policy or by the Board, shall be subject to review, approval or ratification by the Corporate Governance Committee. For purposes of the policy, the term “related person” is as defined in Item 404 of SEC Regulation S-K and includes our directors, director nominees, executive officers, holders of 5% or more of our common stock, and the immediate family members of the foregoing individuals and entities.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the CEO, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval of a transaction by the Corporate Governance Committee is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, director nominees and executive officers.

We lease our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Executive Chairman. The lease provides for monthly rental payments of approximately $74,000 through October 31, 2015, with annual increases of 3% to a maximum monthly payment of approximately $96,500 during the last year of the lease term, which expires October 31, 2024. In 2022, the monthly rental payment for January was $90,959. An agreement was reached with the related party to reduce rental payments by 12.5% for the lease of the Company’s headquarters, effective February 2022 as part of a voluntary reduction. The monthly rental payments for February through October were $79,589 and November and December were $81,977 which were in accordance with the revised terms of the lease.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During 2022, Dr. Vahaviolos’ daughter received approximately $133,000 in total compensation and benefits. In addition, Dr. Vahaviolos’ daughter personally guaranteed payments on certain obligations of our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty. Another daughter of Dr. Vahaviolos is a human resource director in the U.S. and received total compensation in 2022 of approximately $191,000, which Company management believes is in line with the total compensation of comparable positions at other companies.

Mr. Bertolotti’s daughter is an employee of Mistras, serving as corporate counsel and received total compensation in 2022 of approximately $147,000, which Company management believes is consistent with the market for her position.

Mistras Group, Inc.	13	2023 Proxy Statement

Mr. Stamatakis, our Lead Director, is an Executive Officer of Capital Management Enterprise (“CME”) and was previously the owner of CME. CME provides benefits consulting services to the Company. The Company did not pay any fees to CME in 2022. The compensation received by CME in 2022 for work related to Mistras was paid directly to CME by the third-party benefits providers in the form of normal and customary commissions.

Legal Proceedings

In February 2022, one of our directors and a director nominee, Richard Glanton, filed a voluntary proceeding under Chapter 11, which has been converted to a Chapter 7, of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey.

Mistras Group, Inc.	14	2023 Proxy Statement

Stock Ownership and Section 16
Compliance

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2023 by (1) each of our directors and nominees for director, (2) each of the executive officers named in the summary compensation table, (3) all our directors and executive officers as a group, and (4) each person or group of affiliated persons known by us to be the beneficial owners of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Shares of common stock that may be acquired by an individual or group within 60 days of March 1, 2023 pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of shares beneficially owned is computed on the basis of 29,926,879 shares of common stock outstanding as of March 1, 2023.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders, except as disclosed otherwise. The address for the directors and named executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class
Directors, Director Nominees and Officers
Dennis Bertolotti(1)	447,480	1.48%
Nicholas DeBenedictis(2)	191,734	*
James J. Forese	123,861	*
Richard H. Glanton	25,078	*
Michelle J. Lohmeier	46,041	*
Charles P. Pizzi	22,448	*
Manuel N. Stamatakis	198,710	*
Sotirios J. Vahaviolos(1)	1,872,159	6.26%
Edward J. Prajzner(1)	76,018	*
Jonathan H. Wolk(1)	194,575	*
Michael J. Lange(1)	353,232	1.18%
Michael C. Keefe(1)	83,391	*
Directors, Director Nominees and Executive Officers as a Group(1)	3,634,727	11.9%
*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
Other 5% Holders
Sotirios Vahaviolos January 2023 2-Year Grantor Retained Annuity Trust(3)	6,734,718	22.5%

Mistras Group, Inc.	15	2023 Proxy Statement

(1)	Includes all unvested restricted stock units with only time-based restrictions (“RSUs”) for the following amounts (no executive officer held any outstanding options):
Dennis Bertolotti	301,421
Edward Prajzner	62,126
Jonathan Wolk	98,740
Michael Lange	59,253
Michael Keefe	46,080
Directors and Executive Officers as a Group	567,620
(2)	Includes 25,000 shares owned by Mr. DeBenedictis’ spouse.
(3)	Address is Stephanie Foglia, trustee, c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550. Ms. Foglia, as trustee, has sole power over voting and disposition of the shares in this trust. Ms. Foglia has disclaimed any beneficial interest in the shares held by the trust other than any interest she may have as a beneficiary of the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2022, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

Mistras Group, Inc.	16	2023 Proxy Statement

Proposals Requiring Shareholder
Approval

ITEM 1:

Election of Directors

At the recommendation of the Corporate Governance Committee, the Board has recommended that all the current directors be nominated for election to the Board. Directors who are elected at the 2023 Annual Meeting will serve a one-year term expiring at the 2024 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. Several of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Forese, Glanton, Stamatakis and Dr. Vahaviolos have been on our Board for over ten years and Mr. Bertolotti has been an officer with us for over 18 years, and all of them have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision-making of the Board.

We believe that each nominee for election as director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

Mistras Group, Inc.	17	2023 Proxy Statement

Nominees:

Dennis Bertolotti	Age: 63 | Director since: 2017
Dennis Bertolotti is a director and the President and Chief Executive Officer, of the Company. Mr. Bertolotti became a director and Chief Executive Officer as of August 10, 2017; previous to that, he was the President and Chief Operating Officer, positions he assumed June 1, 2016. Prior to becoming the President and COO, Mr. Bertolotti was the Group Executive Vice President, Services America. Mr. Bertolotti has been with Mistras since the Company acquired Conam Inspection Services in 2003, where Mr. Bertolotti was a Vice President at the time of the acquisition. Mr. Bertolotti has been in the NDT business for over 38 years, and previously held ASNT Level III certifications and various American Petroleum Institute, or API, certifications, and received his Associate of Science degree in NDT from Moraine Valley Community College in 1983. Mr. Bertolotti has also received a Bachelor of Science and MBA from Otterbein College.
Mr. Bertolotti brings to the Board his in-depth knowledge of the operations of the business, including the strategic and operational opportunities and challenges we face. Mr. Bertolotti has proven during his ever-increasing levels of responsibilities with the Company that he has excellent vision and strategic perspective as to the direction of our industry and how to position us to take advantage of future changes in customer demands. Mr. Bertolotti was named our CEO due in part to the strong leadership he demonstrated for several years prior to joining the Board, and he continues to bring these leadership skills to the Board.
Nicholas DeBenedictis	Age: 77 | Director since: 2015
Nicholas DeBenedictis served as Chief Executive Officer of Aqua America, Inc. (currently known as Essential Utilities, Inc.) from 1992 until his retirement in July 2015, and has been the Chairman of the Board of Essential Utility since May 1993, becoming the non-executive Chairman of the Board upon his retirement as CEO in 2015 and is now serving on its board as Chairman Emeritus. He also served as Chairman and Chief Executive Officer of Aqua America’s principal subsidiaries, including Aqua Pennsylvania, Inc. Mr. DeBenedictis served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon Corporation) from 1989 until 1992; as President of the Greater Philadelphia Chamber of Commerce from December 1986 to April 1989; and as the Secretary of the Pennsylvania Department of Environmental Resources from 1983 to 1986. Mr. DeBenedictis is also a director of Exelon Corporation and P.H. Glatfelter Company, and also serves on the boards of Pennsylvania area non-profit, civic and business organizations. Mr. DeBenedictis received a B.S. in business administration and a M.S. in environmental engineering and science from Drexel University.
The Board believes that Mr. DeBenedictis is a qualified candidate because of his knowledge, experience and demonstrated success from serving for over 20 years as the chairman and chief executive officer of a substantial public company. He has also served as an executive of a major electric utility, the head of Pennsylvania’s environmental regulatory agency, and as a director of two other public companies in addition to his role as Chairman at Aqua America, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. The Board believes that the experience, insights and knowledge Mr. DeBenedictis possesses from his leadership roles in business and community activities are important qualifications, skills and experience that will provide valuable assistance to the Board and greatly contribute to the overall knowledge of the Board and its ability to address the issues the Board and we confront.

Mistras Group, Inc.	18	2023 Proxy Statement

James J. Forese	Age: 87 | Director since: 2005
James Forese is the retired Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he held when he joined the firm in July 2003 until his retirement in 2018. Prior to joining HCI Equity Partners, Mr. Forese served as Chairman, President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese was a director and Chairman of the audit committee and a member of the compensation committee and environmental, health & safety committee of Progressive Waste Solutions, and non-executive chairman from January 2010 until its merger with Waste Connections, Inc. in January 2017, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008 and was on the board of directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in September 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.
The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’s experience with audit committees and his financial and executive positions at HCI Equity Partners and IBM provides the Board with an audit committee financial expert which further strengthens key functions of the Board and Audit Committee, such as oversight of financial reporting and internal controls.

Mistras Group, Inc.	19	2023 Proxy Statement

Richard H. Glanton	Age: 76 | Director since: 2009
Richard Glanton is the Founder and has served as Chairman, and Chief Executive Officer of Electedface Inc., a website that connects voters to the elected and appointed officials who represent them in political districts where they serve. From May 2003 to May 2007, Mr. Glanton served as Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton previously served on the board of directors of Aqua America, Inc. from 1995 until 2018 and the board of directors of The GEO Group from 1998 until 2022. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has over 20 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. in English from West Georgia College and a J.D. from University of Virginia School of Law.
The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board's collective knowledge, capabilities and experience.
Michelle J. Lohmeier	Age: 60 | Director since: 2019
Ms. Lohmeier operates her own consulting firm since her retirement in April of 2021 as a strategic advisor to the Chief Executive Officer of Spirit AeroSystems. She served in this role upon her retirement in 2019 from her position as Senior Vice President and General Manager of Airbus Programs at Spirit AeroSystems, a position she held since June 2015. Prior to joining Spirit AeroSystems, Ms. Lohmeier held many senior positions during her years at Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, Ms. Lohmeier had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, Ms. Lohmeier was the program director at Raytheon for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. Ms. Lohmeier also served as the production chief engineer for the AMRAAM Program. In addition, Ms. Lohmeier directed Software Engineering at Raytheon, where she was responsible for software development, software quality and configuration management for all Missile Systems programs. She began her career with Hughes Aircraft Company as a system test engineer. Ms. Lohmeier is a director of Kamen Corporation, where she serves on the Audit Committee and the Finance Committee, and Nammo Defense Systems, Inc. Ms. Lohmeier earned a bachelor’s degree and a master’s degree in systems engineering from the University of Arizona.
The Board believes that Ms. Lohmeier’s extensive knowledge and experience in the aerospace industry, business acumen and the leadership and executive skills she has demonstrated by serving in senior positions with Spirit AeroSystems and Raytheon along with her public and private company board experience provide an operational perspective that is valuable to the Board and the Company. In addition, Ms. Lohmeier’s extensive aerospace industry knowledge provides the Board with important insight into one of the Company’s strategic growth areas. Ms. Lohmeier’s experience as an operational leader involved in technology development and strategic initiatives also provides a valuable perspective for the Board.

Mistras Group, Inc.	20	2023 Proxy Statement

Charles P. Pizzi	Age: 72 | Director since: 2021
Charles Pizzi served as the President and Chief Executive Officer, as well as a director, of Tasty Baking Company from October 2002 until the company’s sale in May 2011. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Pennsylvania Real Estate Investment Trust (serving as Lead Director and Chair, Nominating and Governance), has been a Trustee of Brandywine Realty Trust since 1996 (currently chair of the Corporate Governance Committee and a member of the Compensation Committee and Executive Committee), a member of the Advisory Board (Philadelphia) of PNC, and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University (serving on the Audit, Property and Facilities Committee), WHYY, Franklin Square Energy Fund (serving on the Audit and Nominating and Governance Committees) and Independence Health Group (serving as Chairman). Mr. Pizzi served on the Board of Directors of the Federal Reserve Bank of Philadelphia from 2006 through 2011, including as Chairman from 2010 through 2011. Mr. Pizzi received his bachelor’s degree from La Salle University and a master’s degree from University of Pennsylvania.
The Board believes Mr. Pizzi’s knowledge and experience in finance; financial reporting, accounting and controls; capital markets; risk management; extensive financial and risk oversight experience; and public policies adds to the skills and knowledge of the Board. In addition, Mr. Pizzi’s executive leadership and experience as a CEO will assist the Board when making decisions and overseeing the Company’s strategy.
Manuel N. Stamatakis	Age: 75 | Director since: 2002
Manuel Stamatakis is an Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Pennsylvania, which he sold in 2020. Mr. Stamatakis was also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Visit Philadelphia, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation; and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University
The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge and experience, particularly those gained from starting and leading a business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.

Mistras Group, Inc.	21	2023 Proxy Statement

Sotirios J. Vahaviolos	Age: 76 | Director since: 1978
Sotirios Vahaviolos has been the Chairman since he founded Mistras in 1978 under the name Physical Acoustics Corp., and served as Chief Executive Officer through August 9, 2017 and President through May 31, 2016. Prior to founding Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D. (EE) from Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.
Dr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman and CEO, his leadership of our Company for almost four decades during various economic cycles and his role in establishing the Company 45 years ago positions him well to serve as our Executive Chairman.

Vote Required and Recommendation of the Board. The eight nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees unless you indicate otherwise on your proxy card or pursuant to your voting instructions.

The Board unanimously recommends a vote FOR the election of the each of the above-named nominees as directors.

Mistras Group, Inc.	22	2023 Proxy Statement

Item 2:

Ratification of Appointment of
Independent Registered Public
Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2023, replacing KPMG LLP (“KPMG”), which was our independent registered public accounting firm since fiscal year May 31, 2013. Shareholder ratification of the appointment is not required under the laws of the State of Delaware or NYSE rules, but the Board has decided to ascertain the position of shareholders on the appointment. The Audit Committee will reconsider the appointment of PwC if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders’ best interests.

A representative of PwC is expected to attend the 2023 Annual Meeting online and will have the opportunity to make a statement if the PwC representative desires to do so and to respond to appropriate questions presented at the meeting.

On March 29, 2023, we dismissed KPMG as our independent registered accounting firm and appointed PwC in its place. The Audit Committee approved the decision to change our independent registered public accounting firm from KPMG to PwC.

The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In addition, the audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2022 and 2021 and through March 29, 2023, the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with their report on the consolidated financial statements of the Company for each of the two years.

No “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the years December 31, 2022 and 2021 and the subsequently through March 29, 2023.

We provided KPMG with a copy of our Report on Form 8-K announcing our dismissal of KPMG, which included the assertions in the prior three paragraphs, prior to its filing with the SEC. We also requested that KPMG furnish us with a letter addressed to the SEC stating whether it agreed with our statements in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it did not agree. A copy of that letter was filed as an exhibit to that Form 8-K.

During the years ended December 31, 2022 and 2021 and the subsequent period preceding the appointment of PwC, neither we nor anyone on our behalf consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; and as such, neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv) and the related instructions to this Item) or a “reportable event” (as defined in Regulation S-K, Item 304(a)(1)(v)).

Mistras Group, Inc.	23	2023 Proxy Statement

Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm will be approved if a majority of the shares of common stock present or represented by proxy at the 2023 Annual Meeting entitled to vote on this item vote FOR this item. The Board intends to vote all proxies for the ratification of PwC, unless you indicate otherwise on your proxy card or pursuant to your voting instructions.

The Board unanimously recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2023.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and KPMG. These meetings also included private sessions with the internal auditors, KPMG, the Chief Executive Officer, the Chief Financial Officer, and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2022, were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditors and KPMG. The Audit Committee also discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

The Audit Committee has discussed with KPMG matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 and other generally accepted auditing standards. In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

James Forese, Chairman
Nicholas DeBenedictis
Charles Pizzi
Manuel Stamatakis

Mistras Group, Inc.	24	2023 Proxy Statement

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG for professional services rendered for the audit of the 2022 and 2021 financial statements and for the other services listed below.

	2022	2021
Audit Fees	$2,394,965	$2,030,000
Audit-Related Fees	—	108,000
Tax Fees	—	—
All Other Fees	—	—
Total	$2,394,965	$2,138,000

Audit Fees: Audit fees for all periods consisted of aggregate fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and, reviews of interim consolidated financial information.

Audit-Related Fees: Consisted of fees for performing statutory audits for certain international subsidiaries.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. All the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of its auditing function.

Mistras Group, Inc.	25	2023 Proxy Statement

Item 3:

Advisory Vote on Executive Compensation

The Board is asking our shareholders to cast an advisory vote on the compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Compensation Committee of the Board recommends, approves and governs all the compensation policies and actions for all our named executive officers. The section of this proxy statement captioned "Compensation Discussion and Analysis" provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholder vote on executive compensation is non-binding, the Compensation Committee and the Board value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be approved if a majority of the shares of common stock present or represented by proxy at the 2023 Annual Meeting entitled to vote on this item vote FOR this item. The Board intends to vote all proxies to approve executive compensation unless you indicate otherwise on your proxy card or pursuant to your voting instructions.

The Board unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation of our named executive officers.

Mistras Group, Inc.	26	2023 Proxy Statement

ITEM 4:

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

 The Board is also asking for an advisory vote by our shareholders on whether an advisory vote on executive compensation of the type described above in Item 3 should be presented at future annual shareholders meetings every one, two or three years hereafter.

We have held this vote annually since we have asked shareholders to vote on our executive compensation programs. The Compensation Committee and the Board believes that, at the present time, we should continue an annual advisory vote on executive compensation for a number of reasons. First, it will facilitate the ability of the Compensation Committee and the Board to be responsive to shareholder concerns relating to compensation. Second, it will prompt shareholders to review and evaluate the Company’s compensation philosophy, policies and practices each year and provide a mechanism to voice their reaction, which will provide the Compensation Committee with timely insight into whether shareholders generally believe that our compensation programs are aligned with their interests. An advisory vote that is less frequent could mean delay in identifying and addressing any shareholder concerns. Finally, an annual vote is also consistent with the annual election of directors and annual ratification of the independent auditors.

Although the vote on the frequency of the shareholder advisory vote on executive compensation is non-binding, the Compensation Committee and the Board will consider the results in the future when they assess the frequency of the shareholder advisory votes.

Vote Required and Recommendation of the Board. Shareholders have a choice of selecting one of four choices (every one, two or three years or abstaining). The period of years receiving the most number of votes will be viewed as the advisory vote on this matter. The proxy committee appointed by the Board intends to select one year for all proxies, unless you indicate otherwise on your proxy card or pursuant to your voting instructions.

The Board unanimously recommends an advisory vote on executive compensation annually (1 year on the proxy card).

Mistras Group, Inc.	27	2023 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement for the 2023 Annual Meeting. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2023 Annual Meeting.

Michelle Lohmeier (Chair)
James Forese
Richard Glanton
Manuel Stamatakis

Mistras Group, Inc.	28	2023 Proxy Statement

Compensation Discussion
and Analysis

Executive Summary

Our executive compensation programs and policies have been developed to link incentive compensation for executive officers to Company performance and increases in shareholder value and pay amounts that are reasonably competitive, fair and based upon the Company’s performance. For 2022, the Compensation Committee continued the performance metrics established in 2021, which were designed to emphasize key performance metrics the Compensation Committee believes drive increased shareholder value.

Overview and Philosophy

Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business profitably and aligning the long-term interests of our executives and shareholders. Our executive compensation objectives are to have compensation programs and policies that (1) align our executive team’s performance with our operational and strategic objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance.

Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive plans, an annual cash incentive or “bonus plan” and an equity incentive plan or “equity plan.” The awards for the cash bonus plan are based on the Company’s financial performance, with the objective to pay executive officers currently in cash based on the Company’s performance that year. The equity plan offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for our shareholders. This plan is based 50% on the Company’s financial performance and 30% on total shareholder return, or “TSR,” of our stock relative to the TSR of a peer group. The remaining 20% was provided in restricted stock units (“RSUs”) which vest over time with no performance criteria. These RSUs are awarded to ensure our executive team has an equity stake in the Company and remains aligned with shareholders’ interests.

We review our compensation programs every year to ensure the programs continue to be effective and are aligned with the objectives described above.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, and will consider input from the Executive Chairman and the CEO in making its decisions. The Compensation Committee annually reviews the performance of the Executive Chairman and the CEO and, together with the other independent directors, establishes their compensation. For 2022, both the Executive Chairman and the President and CEO provided the Compensation Committee with their assessment of the other members of senior management and their recommendations for the compensation of the other executives. The Compensation Committee consists of four directors who meet the independence requirements of the NYSE (Ms. Lohmeier, the Committee Chair, and Messrs. Forese, Glanton, and Stamatakis).

The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. The Compensation Committee worked closely with senior management and its consultant to develop a peer group for purposes of benchmarking compensation and to develop the equity plan. The Compensation Committee, from time to time, utilizes the services of its independent compensation consultant, Pay Governance LLC, to review the compensation programs, assist in the development of the incentive plans and review the peer group.

Mistras Group, Inc.	29	2023 Proxy Statement

Components of Executive Compensation for 2022

The principal components of our current executive compensation program are base salary, the bonus plan and equity plan awards. Although each element of compensation, as described below, is considered separately, the Compensation Committee considers the aggregate compensation package for each executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances or company vehicles, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the fiscal year. Each named executive officer’s base salary is reviewed annually by the Compensation Committee. The Compensation Committee takes into account benchmarking information regarding our executive officers’ base salary against an industry peer group and broader database when determining adjustments to executive officers’ salaries.

The bonus plan and equity plan for our executive officers are performance-based and are tied to our results as described below. The objective of these plans is to link compensation to our performance. The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity incentive based and linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the bonus plan and the equity plan for 2022, 50% or more of total compensation for all our named executive officers (other than Dr. Vahaviolos, who no longer participates in the equity plan) is performance-based.

Under the cash bonus plan, executive officers can earn a percentage of their base salary predicated on our performance against specific metrics. The equity plan provides executive officers with the opportunity to earn RSUs based on our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum performance threshold, below which no cash bonus or RSUs can be earned for that metric.

Each executive officer has a target award potential he can earn under each program expressed as a percentage of the executive officer’s base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance against specific metrics.

The following are the 2022 target awards for our named executive officers under each program:

		Percentage of Base Salary
Name	Position	Bonus Plan	Equity Plan
Dennis Bertolotti	President and Chief Executive Officer	100%	200%
Edward Prajzner	Executive Vice President, Chief Financial Officer and Treasurer	80%	100%
Sotirios Vahaviolos	Executive Chairman	75%	—
Jonathan Wolk	Sr. Executive Vice President and Chief Operating Officer	80%	125%
Michael Lange	Sr. Executive Vice President	50%	80%
Michael Keefe	Executive Vice President, General Counsel and Secretary	50%	80%

As disclosed in prior reports, Mr. Wolk no longer works for Mistras.

Mistras Group, Inc.	30	2023 Proxy Statement

Bonus Plan

For 2022, performance metrics for the bonus plan were as follows:

•	Adjusted EBITDAS: net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other unusual and/or nonrecurring expenses
•	Revenue
•	Free cash flow: cash flow from operating activities, less cash used for purchases of property, plant and equipment and intangible assets

Each of these metrics accounted for 1/3 of the total award opportunity and the targets for these metrics were based upon the Company’s 2022 internal plan and budget established early in the year. These metrics are the same as were used for 2021 and were selected for the bonus plan because these are key metrics management and the Board use to evaluate the Company’s performance.

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of the earned award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive more than 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level. If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of the earned award.

Equity Plan

For 2022, the performance metrics for the equity plan were as follows:

•	Adjusted EBITDAS
•	Free Cash Flow
•	Total Shareholder Return (“TSR”)

Adjusted EBITDAS and free cash flow are measured and the targets were set in the same manner as the bonus plan.

The weight of each metric toward the total equity award opportunity for 2022 was as follows:

Adjusted EBITDAS:	25%
Free cash flow:	25%
TSR:	30%
Time-based RSUs:	20%

The free cash flow and Adjusted EBITDAS metrics were selected for the equity plan because these are two key metrics management and the Board use to evaluate the Company’s performance.

The TSR metric was selected to reward our named executive officers based on the return to our shareholders versus the peer group. TSR measured the total return to our shareholders during 2022 relative to the total return to the shareholders of 14 companies in a peer group that provide inspection, testing, certification or similar industrial services. The return was measured by the year over year percent change in share price. The share prices used to calculate the return were the average share price

Mistras Group, Inc.	31	2023 Proxy Statement

during the 20-trading day period ending on the initial measurement date (the last 20-trading days of 2021), compared to the average share price during the 20-trading day period ending on the final measurement date (the last 20-trading days of 2022). Any cash dividends or distributions paid in 2022 were added to calculate the return to shareholders during the year.

Time-Based RSUs are awarded immediately with no performance requirements.

Under the equity plan, if the performance of the revenue or Adjusted EBITDAS metric is at target level, the executive will receive 100% of the executive officer’s target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance. A minimum of 80% of the target performance level of the metric must be achieved for an executive officer to receive any award for that metric. At 80% of target performance level, the executive officer will receive 50% of the target award related to that metric. If performance is between 80% and 100% of target for a metric, the executive officer will receive a percentage of the executive officer’s target award for that metric based upon a straight-line interpolation between 50% and 100%, with each 1% increase in performance against target above the 80% level equating to a 2.5% increase in the percentage of the earned award. If the performance for the revenue or Adjusted EBITDAS metric exceeds 100% of the target level, the executive officer will receive more than 100% of the executive’s target award related to that metric, to a maximum of 200% of the target award if the performance for the metric equals or exceeds 120% of target. If performance is between 100% and 120% of target performance for a metric, the executive officer will receive a percentage of the executive’s target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in the percentage of the earned award.

The TSR is a relative metric that is measured against the total return to shareholders of the compensation peer group. The TSR performance must be equal to at least the 30th percentile of the peer group for the executive officers to earn any award. An executive officer will earn 30% of the target award related to TSR if we are at the 30th percentile of the peer group; an executive will earn 100% of the award related to TSR if we are at the 60th percentile; and an executive officer will earn 200% of the target award for if our TSR is at or above the 90th percentile of the peer group. If performance is between the 30th percentile and the 60th percentile of the peer group, the executive officer will receive a percentage of the executive officer’s target award for TSR based upon a straight-line interpolation between 30% and 100%, with each 1% increase in percentile equating to an increase of approximately 2-1/3% in the percentage of the earned award. If TSR performance is between the 60th percentile and the 90th percentile of the peer group, the executive officer will receive a percentage of the executive officer’s TSR target award based upon a straight-line interpolation between 100% and 200%, with each 1% increase in percentile equating to a 3-1/3% increase in the percentage of the earned award.

The equity plan target awards for each executive officer related to the performance metrics were established in RSUs, based upon our stock price in March 2022 after we released earnings for the year ended 2021. At the end of the year, an executive earns RSUs based upon our performance against the metrics which is then applied to the executive officer’s target award of RSUs. For example, if an executive officer has a target award of 10,000 RSUs for the three performance-based metrics, and the Company performance results in the executive officer achieving 115% of the target award, that executive officer would be awarded 11,500 RSUs for the performance-based portion of the equity plan. The RSUs an executive officer receives will vest 25% per year, the first 25% vesting on the anniversary of the date on which the earned award is deemed final (the date of filing our Form 10-K for the year), and then 25% vesting on each of the second, third and fourth anniversary dates of end of the year for which the RSUs were earned. The time-based RSUs were priced at the same price used to determine the target RSU awards for the performance-based awards, and vest 25% on each anniversary of grant date in March 2022. The RSUs will vest immediately upon an executive officer’s death or disability. In addition, if an executive officer retires at the age of 65 or older, the executive officer will continue to hold the RSUs post-retirement and the RSUs will continue to vest if the executive officer complies with non-compete and non-solicitation restrictions. If the executive officer violates these restrictions, the RSUs will be forfeited, and he will be required to repay the Company all value realized from post retirement vesting of any RSUs.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competitiveness of our compensation programs, and to establish a group of companies against which our performance can be measured for metrics which are determined based upon our relative performance, management and the Compensation Committee, with the assistance of Pay Governance, developed a compensation peer group. In deciding the companies to include in the compensation peer group, management and the Compensation Committee

Mistras Group, Inc.	32	2023 Proxy Statement

focused on companies that are involved in or related to the asset protection, testing, inspection or similar industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization. This peer group is evaluated periodically to ensure continued relevance and applicability.

The 2022 compensation peer group consists of the following companies:

Archrock, Inc.	CECO Environmental Corp.
CIRCOR International, Inc.	Columbus McKinnon Corporation
DMC Global Inc.	DXP Enterprises, Inc.
Enerpac Tool Group Corp.	Forum Energy Technologies, Inc.
Helix Energy Solutions Group, Inc.	Matrix Service Company
MYR Group Inc.	Oceaneering International, Inc.
Oil States International, Inc.	The Hackett Group, Inc.

The Compensation Committee utilized its advisor, Pay Governance, in 2022 to advise the Compensation Committee on the following: (1) the terms of incentive plans, (2) the compensation peer group, (3) the amendment to the Mistras Group 2016 Long-Term Incentive Plan, which shareholders approved at the 2022 annual meeting, (4) the compensation for non-employee directors, and (5) changes in our incentive compensation programs for 2023, which are discussed below. Pay Governance was retained directly by the Compensation Committee and any services rendered for us were as directed by the Compensation Committee.

2022 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for 2022 for our named executive officers.

Base Salary

Executive officers are reviewed and provided with salary adjustments, if any, after the conclusion of the fiscal period. This enables the Compensation Committee to make decisions after reviewing our financial performance during the just completed fiscal year and to evaluate the executive officers’ performance during that period. Our named executive officers’ annual salaries for 2022 were: (a) $625,000 for Dennis Bertolotti; (b) $400,000 for Edward Prajzner; (c) $436,100 for Jonathan Wolk; (d) $280,000 for Michael Lange; (e) $313,725 for Michael Keefe; and (f) $425,000 for Dr. Vahaviolos.

Bonus Plan and Equity Plan Results

With respect to the bonus plan, the Company achieved above the threshold but below target performance for revenue, resulting in payout below target payout for the revenue metric. The Company was below the minimum threshold for Adjusted EBITDAS and free cash flow, so no payout was earned for these metrics. Accordingly, all our named executive officers earned approximately
26% of their total cash bonus target. Set forth below for the bonus plan are the performance metrics and the weight, target performance and 2022 results for each metric.

Cash Bonus Plan
Metric	Weight	Target	Result
Revenue	33-1/3%	$721	$687.4
Adjusted EBITDAS*	33-1/3%	$76	$58.2
Free Cash Flow*	33-1/3%	$33	$12.8

(All dollar amounts in millions)

With respect to the equity plan, we failed to meet the minimum threshold for all three performance metrics and therefore no equity awards were earned by our named executive officers for that portion of the equity plan. The only equity awards the named

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executive officers received were the time-based portion of the 2022 equity incentive plan. Set forth below for the equity plan are the performance metrics and the weight, target performance and 2022 results for each metric.

Equity Incentive Plan
Metric	Weight	Target	Result
Adjusted EBITDAS*	25%	$76	$58.2
Free Cash Flow*	25%	$33	$12.8
TSR	30%	60th percentile	13th percentile

(All dollar amounts in millions)

*	Adjusted EBITDAS and free cash flow are financial measurements which are not determined in accordance with U.S. generally accepted accounting principles (“GAAP”). Exhibit A contains a reconciliation of these non-GAAP financial measurements to financial measurements determined in accordance with GAAP.

The following are the target awards for each named executive officer for the 2022 bonus and equity plans and the corresponding awards earned under each plan based upon 2022 results.

	Cash Bonus Plan Awards ($)		Equity Incentive Plan Awards (RSUs) (#)
Name	Target	Earned	Total Target(1)	Time Based RSUs	Performance Based Target	Performance Based Earned	Total Received and Earned
D. Bertolotti	625,000	$161,458	190,840	38,168	152,672	—	38,168
E. Prajzner	320,000	$82,667	61,069	12,214	48,855	—	12,214
S. Vahaviolos	318,750	$82,334	—	—	—	—	—
J. Wolk	348,880	$90,127	83,225	16,645	66,580	—	16,645
M. Lange	140,000	$36,167	34,198	6,840	27,358	—	6,840
M. Keefe	156,900	$40,533	38,327	7,666	30,661	—	7,666
(1)	These amounts include the time-based RSUs granted in March 2022 which comprised 20% of the total equity plan target opportunity for each executive officer.

Overall Compensation for 2022 Performance

The Compensation Committee reviews cash and RSUs awarded to our named executive officers based on performance during a particular year. Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation,” the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year. The equity compensation in the Summary Compensation Table is based upon accounting and SEC rules, which requires that we include 100% of the target award value for the equity plan based on accounting rules, regardless of how much of the award is ultimately earned by the named executive officers. For 2022, our named executive officers received 20% of the total target opportunity for the equity incentive plan, as the payout was zero for the 80% performance-based portion of the plan and the only equity awards were the 20% of the total opportunity consisting of time-based awards. The information under Pay Versus Performance below provides information which is intended to disclose amounts actually earned by our named executive officers.

Role of Executive Officers in Setting Compensation

Dr. Vahaviolos has historically played a role in setting compensation for executive officers, as has been the case historically since he founded the Company over 40 years ago. Dr. Vahaviolos has been operating in the NDT and asset protection industry for over 40 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2022, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee for its consideration regarding our CEO, Mr. Bertolotti, and our other executive officers. The Compensation Committee has also sought the input of Mr. Bertolotti regarding the compensation of other executive officers. Both of their input and recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as the Compensation Committee values Dr. Vahaviolos’ and Mr. Bertolotti’s input and guidance.

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Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including the need to retain quality executive officers.

Employment Agreements and Severance Arrangements

We have an employment agreement with Mr. Bertolotti for the positions of President and CEO and with Dr. Vahaviolos for the position of Executive Chairman. Mr. Bertolotti and the Company entered into his employment agreement on March 13, 2018 with an effective date of August 10, 2017. Mr. Bertolotti’s agreement will continue until terminated by either party as provided in the agreement. Mr. Bertolotti’s employment agreement is described further under “Employment Agreements” on page 45 and under the subheading “Dennis Bertolotti” under “Potential Payments upon Termination of Employment or Change of Control” on page 43. Dr. Vahaviolos and the Company entered into his employment agreement on February 28, 2018 with an effective date of August 10, 2017. That agreement had an initial term that expired September 1, 2020, and thereafter renews for successive one-year periods (which is currently the case) in the absence of an election by either party to terminate. Dr. Vahaviolos’ employment agreement is described further under “Employment Agreements” on page 46 and under the subheading “Sotirios Vahaviolos” under “Potential Payments upon Termination of Employment or Change of Control” on page 44.

We established a severance plan for our other named executive officers that is explained in “Potential Payments upon Termination of Employment or Change of Control” under the subheading “Our Other Named Executive Officers.” on page 44. As previously reported, Mr. Wolk was terminated on February 8, 2023. A description of his severance arrangement is set forth on page 45.

Changes to Executive Compensation for 2023

For 2023, the incentive compensation programs for our named executives will have several changes, which the Compensation Committee believes will provide incentives for our management team to drive increased profitability and growth, and thus enhance shareholder value. The metrics for the cash incentive plan will remain the same for 2023 – revenue, Adjusted EBITDA and free cash flow. However, Adjusted EBITDA will account for 50% of the total opportunity in 2023, while free cash flow and revenue will account for 25% each. The equity incentive plan will use the same metrics and weightings as the cash bonus plan, and therefore TSR and time-based awards have been eliminated. In addition, the minimum threshold to earn any payout for any metric has been increased to 95% of target of the metric, which will earn 70% of the target payout, and the named executives can earn 200% of the target payout for any metric if the metric achieves 112.5% or higher of target performance.

Based upon benchmarking of the executive compensation of the peer group, the Compensation Committee has approved an increase in Mr. Prajzner’s base salary to $440,000 effective January 1, 2023, and an increase of the target opportunity for Mr. Prajzner from 80% to 100% of his base salary for the cash bonus plan and from 100% to 125% of his base salary for the equity plan, effective for the 2023 plans.

Compensation Policies

Stock Ownership Guidelines

The Compensation Committee and Board have established stock ownership guidelines for our executive officers. Our CEO is required to hold shares of our common stock with a value of at least five times his annual base salary and all other executive officers are required to hold shares of our common stock with a value of at least two times their annual base salary. Future executive officers will have five years from their appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines until earned. If an executive officer is not meeting the minimum ownership guidelines (even if before the date he must meet them), the executive officer is required to hold all shares received from the vesting or exercise of an equity award during the preceding 36 months (other than shares withheld to pay withholding taxes and shares acquired upon the exercise of options which are sold to cover the exercise price) until the guidelines are met. In addition, all executive officers are not allowed to sell shares they acquire upon the vesting of RSUs or the exercise of options (net of shares withheld to pay withholding taxes or sold to pay the exercise price of options) for one year after vesting or exercise. For 2022, all our executive officers were in compliance with the stock ownership guidelines.

Mistras Group, Inc.	35	2023 Proxy Statement

Claw-Back Policy

We have established an incentive compensation recoupment policy, pursuant to which we may recoup both cash and equity incentive compensation from executive officers. If we have a significant restatement of previously issued financial statements caused by the fraud or willful misconduct of one or more of our executive officers (such executive officers shall be referred to as “culpable officers”), as determined by the Compensation Committee in its reasonable judgment after consultation with the Audit Committee, and the culpable officers received incentive compensation based upon the results of the financial statements which are subject to the significant restatement, the policy provides for the following.

The Compensation Committee will recalculate the incentive compensation for the period or periods related to the restated financial statements that the culpable officers should have received, based upon the restated financial statements. If the incentive compensation the culpable officers received is greater than the recalculated amount of incentive compensation as determined by the Compensation Committee, then the Compensation Committee will seek to recoup from the culpable officers such excess incentive compensation. The Compensation Committee will determine the manner and timing by which we will seek recovery from the culpable officers, including the cancellation of equity awards and setoff against current or future compensation, to the extent permitted by law.

The SEC has adopted a rule that requires the NYSE to adopt a rule requiring NYSE listed companies to have an incentive compensation recoupment policy that meet certain requirements. Upon the NYSE adopting such a requirement, we intend to modify our policy as needed to meet the NYSE requirements.

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all our directors, officers and employees (and those of our subsidiaries) from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short, (iii) purchasing our securities on margin, or (iv) entering into any other transaction or buying any financial instrument that directly or indirectly hedges or offsets any decrease in the value of Mistras common stock (or is designed to do so).

Continuing Review of Compensation Practices

We will continue to review our compensation practices and programs and will consider changes as the Compensation Committee deems appropriate to meet our compensation goals. Changes for the incentive compensation programs are discussed above.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for our executive officers and other employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

Mistras Group, Inc.	36	2023 Proxy Statement

Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation in 2022 of our Chief Executive Officer, our Chief Financial Officer, each of the next three most highly compensated executive officers and our Executive Chairman. We refer to these individuals as our “named executive officers.”

Name and principal position	Fiscal Period	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis Bertolotti President and Chief Executive Officer	2022	624,038	1,250,000	161,458	26,737	2,062,233
	2021	544,229	1,243,571	716,928	22,733	2,527,461
	2020	406,875	806,335	329,307	22,110	1,564,627
Edward J. Prajzner Executive Vice President and Chief Financial Officer	2022	399,375	400,000	82,667	19,812	901,854
	2021	356,728	385,458	343,658	16,619	1,102,463
	2020	306,249	114,488	142,700	14,479	577,916
Sotirios J. Vahaviolos Executive Chairman	2022	423,365	—	82,344	35,548	541,257
	2021	340,000	—	317,942	21,164	679,106
	2020	331,010	—	199,936	21,828	552,774
Jonathan H. Wolk Former Sr. Executive Vice President and Chief Operating Officer	2022	436,030	545,125	90,127	21,744	1,093,026
	2021	429,482	623,427	434,995	19,093	1,506,997
	2020	350,947	217,425	213,466	16,640	798,478
Michael J. Lange Sr. Executive Vice President	2022	280,000	224,000	36,167	27,796	567,963
	2021	280,000	391,784	226,923	26,701	925,408
	2020	296,194	164,617	149,223	24,710	634,744
Michael C. Keefe Executive Vice President, General Counsel and Secretary	2022	313,726	251,040	40,533	30,217	635,516
	2021	309,011	293,647	195,628	20,560	818,846
	2020	267,806	100,129	96,001	17,541	481,477
(1)	This column represents the value of RSUs, PSUs or performance-based RSUs based upon their grant date fair value for stock compensation computed in accordance with FASB ASC Topic 718, as described in Note 13 to the audited financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal period, based upon the Company’s performance against financial metrics during the fiscal period.

(3)	For All Other Compensation, no named executive officer received any perquisite or personal benefit which individually exceeded $25,000 and consisted of vehicle allowance or usage, group life insurance and Company matching of 401(k) plan contributions.

Note on this table: The amounts in this table in the column “Stock Awards,” do not reflect the value of equity awards actually earned, due to the SEC rules for this column and accounting rules. See “Overall Compensation for 2022 Performance” on page 34 and Pay Versus Performance on page 40.

Mistras Group, Inc.	37	2023 Proxy Statement

Grants of Plan-Based Awards in 2022

The following table provides information regarding grants of non-equity incentive awards for our named executive officers, as approved in 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Dennis Bertolotti	(1)	$312,500	$625,000	$1,250,000
Edward Prajzner	(1)	$160,000	$320,000	$640,000
Sotirios Vahaviolos	(1)	$159.375	$318,750	$637,500
Jonathan Wolk	(1)	$174,440	$348,880	$697,760
Michael Lange	(1)	$70,000	$140,000	$280,000
Michael Keefe	(1)	$78,450	$156,900	$313,800
(1)	Amounts are potential payouts under the Company’s cash bonus plan for named executive officers for 2022, which are based on Company performance. The threshold assumes minimum performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout, which pays out at 200% of target award level. No amounts are paid if performance is below the minimum performance level. The actual awards earned for 2022 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2022.

The following table provides information regarding the estimated future payouts of equity awards to our named executive officers granted in 2022.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Dennis Bertolotti	(1)	103,054	190,840	343,512
Edward Prajzner	(1)	32,977	61,069	109,924
Jonathan Wolk	(1)	44,942	83,225	149,805
Michael Lange	(1)	18,467	34,198	61,556
Michael Keefe	(1)	20,697	38,327	68,989
(1)	Amounts are potential payouts of RSUs under the Company’s equity plan for named executive officers, 80% of which are earned based on Company performance. The threshold assumes minimum performance, which pays at 53% of target award (on a weighted average basis, including 100% for the time-based portion); maximum assumes performance at or above the levels needed for maximum payout, which pays out at 180% of target award (on a weighted average basis, including 100% for the time-based portion). The actual number of time-based RSUs granted for 2022 are set forth on page 34. If performance is below the minimum performance level, the payout would be 20% of target, consisting solely of the time-based RSU portion of the equity plan. The value of a target grant is determined pursuant to FASB ASC Topic 718 and is included under Stock Awards in the Summary Compensation Table for 2022.

Any performance-based RSUs a named executive officer earns will vest 25% per year, the first 25% vesting on the anniversary of the date on which the earned award is deemed final (the date of filing our Form 10-K for the year), and then 25% vesting on each of the second, third and fourth anniversary dates of end of the year for which the RSUs were earned. The time-based RSUs vest 25% on each anniversary of grant date (generally in March).

Mistras Group, Inc.	38	2023 Proxy Statement

Outstanding Equity Awards at December 31, 2022

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of December 31, 2022:

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(1)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)(3)
D. Bertolotti	301,421	$ 1,486,006	152,672	$ 752,673
E. Prajzner	62,126	$ 306,281	48,885	$ 241,003
J. Wolk	98,740	$ 486,788	66,580	$ 328,239
M. Lange	58,753	$ 289,652	27,359	$ 134,880
M. Keefe	46,080	$ 227,174	30,661	$ 151,159
(1)	These columns represent unvested RSUs which have only time-based vesting restrictions remaining.

(2)	These columns represent performance-based RSUs granted for 2022, at the target award level.

(3)	The market value is the number of shares or units multiplied by $4.93, the closing price of our common stock on December 30, 2022.

No options were outstanding as of December 31, 2022.

Option Exercises and Stock Vested in 2022

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Dennis Bertolotti	41,581	$ 238,170
Edward Prajzner	5,885	$ 52,017
Jonathan Wolk	21,124	$ 120,581
Michael Lange	15,881	$ 90,723
Michael Keefe	9,932	$ 56,910

The value realized for stock awards is the number of shares vesting on a particular day multiplied by the closing price of our common stock that day, or the immediately preceding trading day if shares vest on a day that is not a trading day. There were no options exercised in 2022.

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Pay Ratio of CEO

In 2022, we compared CEO pay to that of the median employee previously identified in 2020 using the methodology described in our proxy statement for the 2022 annual shareholders meeting. We do not believe there were changes in our employee population or employee compensation arrangements in 2022 that would result in a significant change to our pay ratio disclosure. For that reason, we used the employee identified in 2020 as the median employee for determining the pay ratio for 2022.

Mistras Group, Inc.	39	2023 Proxy Statement

We collected the 2022 annual total compensation for the median employee using the same methodology we used for our named executive officers as disclosed in the Summary Compensation Table on page 37. The annual total compensation of our CEO in 2022 was $2,062,233 and the annual total compensation of the median employee in 2022 was $65,548, resulting in a ratio of 33 to 1.

Pay versus Performance
Pay for Performance
					Value of initial fixed $100 investment based on
Year	Summary compensation table total for PEO	Compensation actually paid to PEO	Average summary compensation table total for non-PEO named executive officers	Average compensation actually paid to non-PEO named executive officers	Total shareholder return	Peer group total shareholder return	Net income (thousands)	Adjusted EBITDAS (thousands)
2022	$2,062,233	$532,393	$748,334	$473,252	$34.54	$91.54	$2,842	$58,150
2021	$2,527,461	$2,347,163	$1,006,564	$973,205	$52.07	$82.93	$3,893	$62,976
2020	$1,564,647	$533,811	$640,978	$410,477	$54.38	$76.78	$(99,461)	$51,881

Reconciliation of summary compensation table pay to compensation actually paid:
	PEO			Non-PEO named executive officers
	2022	2021	2020	2022	2021	2020
Summary compensation table total	$2,062,233	$2,527,461	$1,564,647	$748,334	$1,006,564	$640,978
Less Stock awards in summary compensation table	$(1,250,000)	$(1,243,571)	$(806,335)	$(248,033)	$(338,863)	$(124,133)
Plus the fair value as of the end of the year of all awards granted during the year that are outstanding and unvested as of the end of the fiscal year	$188,168	$1,139,405	$984,224	$42,758	$310,503	$120,116
Plus the increase or minus the decrease in fair value as of the end of the year from the fair value as of end of the prior year of any awards granted in any prior year that are outstanding and unvested as of the end of the year	$(70,777)	$(9,976)	$(200,254)	$(28,845)	$(2,738)	$(120,116)
Plus the increase or minus the decrease in the fair value as of the vesting date from fair value as of the end of the prior year of any awards granted in any prior year which vested as of the end of or during the year	$(397,233)	$(66,156)	$(1,008,471)	$(40,982)	$(2,261)	$(46,462)
Compensation actually paid	$532,393	$2,347,163	$533,811	$473,252	$973,205	$410,477

Key Financial Measures related to Pay versus Performance

The following are the key financial performance measures which represent the most important financial performance measures used by the Compensation Committee to link compensation actually paid to the named executive officers for the most recently completed fiscal year, to company performance.

Adjusted EBITDAS
Free Cash Flow
Revenue
Total shareholder return of the Company stock versus total shareholder return of the peer group

Adjusted EBITDAS and Free Cash Flow are non-GAAP financial measures and are defined on page 31 of the Compensation Discussion and Analysis section of this proxy statement. Exhibit A contains a table reconciling these non-GAAP financial measurements to the most comparable financial measure under GAAP for 2022.

Mistras Group, Inc.	40	2023 Proxy Statement

Peer Group

The following are the peer groups each year for determining peer group total shareholder return.
2022	2021 and 2020
Archrock, Inc.	Aegion Corporation
CECO Environmental Corp.	Archrock, Inc.
CIRCOR International, Inc.	CECO Environmental Corp.
Columbus McKinnon Corporation	CIRCOR International, Inc.
DMC Global Inc.	Columbus McKinnon Corporation
DXP Enterprises, Inc.	DMC Global Inc.
Enerpac Tool Group Corp.	DXP Enterprises, Inc.
Forum Energy Technologies, Inc.	Enerpac Tool Group Corp.
Helix Energy Solutions Group, Inc.	Forum Energy Technologies, Inc.
Matrix Service Company	Helix Energy Solutions Group, Inc.
MYR Group Inc.	Matrix Service Company
Oceaneering International, Inc.	MYR Group Inc.
Oil States International, Inc.	Oceaneering International, Inc.
The Hackett Group, Inc.	Oil States International, Inc.
SEACOR Holdings Inc.
Team, Inc.
The Hackett Group, Inc.

The following graph illustrates the relationship between (A) the compensation actually paid to our PEO and the average compensation actually paid to the named executive officers other than the PEO; and (B) the cumulative total shareholder return of our stock and the cumulative shareholder return of the peer group, over the last three completed years:

PEO and Average NEO Compensation Actually Paid
Versus Mistras Group, Inc. TSR and Peer Group TSR

Mistras Group, Inc.	41	2023 Proxy Statement

The following graph illustrates the relationship between (A) the compensation actually paid to our PEO and the average compensation actually paid to the named executive officers other than the PEO; and (B) our net income over the last three completed years:

PEO and Average NEO Compensation Actually Paid Versus
Mistras Group, Inc. Net Income

The following graph illustrates the relationship between (A) the compensation actually paid to our PEO and the average compensation actually paid to the named executive officers other than the PEO; and (B) our Adjusted EBITDA over the last three completed years:

PEO and Average NEO Compensation Actually Paid
Versus Mistras Group, Inc. Adjusted EBITDA

Mistras Group, Inc.	42	2023 Proxy Statement

Potential Payments upon Termination of Employment or Change of Control

We have employment agreements for Dr. Vahaviolos and Mr. Bertolotti and a severance plan that covers our other named executive officers, providing them with benefits in connection with a termination of employment in certain circumstances. These arrangements are designed to provide some level of continued income and benefits upon the termination of employment with the Company under certain circumstances or, in certain cases, upon a change of control.

The following summarizes the payments and benefits that would be owed by us to the named executive officers under the circumstances described below, in each case assuming the event occurred on December 30, 2022.

Dennis Bertolotti
Event	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
Termination of employment by Company without cause/termination or by Mr. Bertolotti for good reason and:
no change in control	$ 937,500	$ 937,500	$ 1,486,006	$ 57,223	$ 3,418,229
change of control	$ 1,250,000	$ 1,250,000	$ 2,238,678	$ 57,223	$ 4,795,901
Termination of employment due to disability or death	$ 312,500	—	$ 1,486,006	$ 27,036	$ 1,825,542
(1)	Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 100% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. This amount does not include amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Mr. Bertolotti as well.
(2)	Mr. Bertolotti’s RSUs vest upon the termination of his employment for any of the events listed above or upon a change of control. Performance RSUs will be deemed earned and vested (i) based upon performance for the year if employment is terminated without a change in control or (ii) at target if a change in control occurs. At December 31, 2022 Mr. Bertolotti had (a) 301,421 unvested RSUs and (b) 152,672 performance-based RSUs at target for 2022, none of which were earned. The closing price of our common stock on December 30, 2022 was $4.93 per share.

Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles from the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Mistras Group, Inc.	43	2023 Proxy Statement

Sotirios Vahaviolos
Event	Salary	Incentive Bonus(1)	Healthcare and Other Benefits	Total
Termination of employment by Company without cause/termination or by Dr. Vahaviolos for good reason and:
no change in control	$ 637,500	$ 478,125	$ 47,438	$ 1,163,063
change of control	$ 850,000	$ 637,500	$ 47,438	$ 1,534,938
Termination of employment due to disability or death	$ 212,500	—	$ 22,438	$ 234,938
(1)	Dr. Vahaviolos is entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 75% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. This amount does not include amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Dr. Vahaviolos as well. The above calculations assume Dr. Vahaviolos’ salary would be returned to $425,000, as his current salary reduction is voluntary and Dr. Vahaviolos can elect to have his salary returned to the amount specified in his contract.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos. If Dr. Vahaviolos has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Dr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as Executive Chairman; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; or (5) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

Termination in connection with a change in control occurs if Dr. Vahaviolos’ employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Our Other Named Executive Officers

Under the severance plan for all named executive officers other than Mr. Bertolotti and Dr. Vahaviolos (referred to as “executive officers” in this section), if an executive officer’s employment is terminated, the executive officer would receive the following:

•	If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 months of base salary plus a pro rata portion of the annual cash bonus for the year in which employment is terminated.
•	If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months of base salary plus 1-1/2 times his annual cash bonus at the executive officer’s target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all options and RSUs will continue to vest. Any outstanding performance-based awards will be earned and

Mistras Group, Inc.	44	2023 Proxy Statement

vested pro rata to the date of termination and the amount of any awards payable or vesting will be determined based on actual performance. Any vested stock options will expire 90 days after the end of the severance period.

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive officer which were not paid out or fully vested in connection with the change in control will become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

The following sets forth the severance payments we would pay to our other named executive officers, except for Mr. Wolk, as discussed below, if their employment was terminated on December 30, 2022 by us without cause or by the executive officer for good reason. Under the severance policy, the terms termination “without cause” and “for good reason” are substantially the same as described above for Mr. Bertolotti.

Circumstance of Termination	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
No Change in Control
Edward Prajzner	$ 400,000	—	$ 63,538	$ 14,281	$ 477,819
Michael Lange	$ 280,000	—	$ 97,249	$ 4,777	$ 382,026
Michael Keefe	$ 313,725	—	$ 71,855	$ 11,219	$ 396,799
Change in Control
Edward Prajzner	$ 600,000	$ 480,000	$ 547,136	$ 14,281	$ 1,641,417
Michael Lange	$ 420,000	$ 210,000	$ 424,532	$ 4,777	$ 1,059,309
Michael Keefe	$ 470,588	$ 235,294	$ 378,333	$ 11,219	$ 1,095,433
(1)	Does not include amounts paid under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid as well.
(2)	In the case of a change of control, includes 2022 performance-based RSUs at target. For Mr. Keefe, he has reached retirement age under the terms of the equity awards and his awards would continue to vest post retirement and therefore are not included for purposes of termination without change of control; the value is included for change in control because the unvested awards would vest immediately.

Mr. Wolk was an active employee with us as of the end of the year, but his employment was terminated on February 8, 2023. We entered into a separation and release agreement with Mr. Wolk with terms consistent with our severance policy. Under the terms of this agreement, Mr. Wolk will receive payments totaling $436,100 (his annual base salary) over the course of 19 months, until November 2024 (the “Severance Period”). During the Severance Period, Mr. Wolk will be eligible to continue receiving healthcare benefits under the Company’s healthcare plans at the employee rates of contribution. In addition, any RSUs Mr. Wolk had upon his termination with the Company will continue to vest during the Severance Period, and any RSUs that do not vest during the Severance Period will be forfeited. As part of the severance agreement, Mr. Wolk released all claims against the Company and if he violates his restrictive covenants regarding competing against the Company during the Severance Period, his severance benefits will terminate.

Employment Agreements

Bertolotti Employment Agreement

We entered into an employment agreement with Dennis Bertolotti on March 13, 2018 for the position of President and Chief Executive Officer, with an effective date of August 10, 2017. The agreement will continue until Mr. Bertolotti’s employment is terminated as provided in the agreement. Beginning the effective date, Mr. Bertolotti’s annual base salary became $475,000; his target for the annual cash incentive program is 100% of his base salary; and his target for the equity incentive plan is 200% of his base salary.

Mistras Group, Inc.	45	2023 Proxy Statement

Under the employment agreement, Mr. Bertolotti may be entitled to receive payments and other benefits upon the termination of his employment. Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. In those cases, Mr. Bertolotti (a) will also receive a pro rata portion of his bonus and equity award for the year in which his employment is terminated, and (b) will be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.

All outstanding equity-based incentive awards granted to Mr. Bertolotti will become fully vested immediately before the occurrence of a change in control if (a) Mr. Bertolotti is then still employed by or in the service of the Company, or (b) within six months preceding the change in control, Mr. Bertolotti’s employment is terminated by the Company without cause or by him for good reason, with the payout under any performance-based award being equal to the target amount.

Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his total target incentive award opportunity during a calendar year ; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles for the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

If any payment or benefit (including payments and benefits pursuant to the employment agreement) that Mr. Bertolotti would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) the net after-tax benefit that Mr. Bertolotti would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Mr. Bertolotti would receive if the full amount of the Transaction Payments were paid to Mr. Bertolotti, then the Transaction Payments payable to Mr. Bertolotti will be reduced (but not below zero) so that the Transaction Payments due to Mr. Bertolotti do not exceed the amount of the Parachute Threshold.

The employment requires that Mr. Bertolotti comply with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Mr. Bertolotti’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Mr. Bertolotti in favor of the Company, its affiliates, and their officers, directors and employees.

Vahaviolos Employment Agreement

We entered into an employment agreement with Dr. Vahaviolos on February 28, 2018 for the position of Executive Chairman of the Board, with an effective date of August 10, 2017. The agreement had an initial term expiring September 1, 2020, and thereafter automatically renews successive one-year periods unless either party gives 90 days prior notice of non-renewal. Pursuant to the agreement, Dr. Vahaviolos’ annual base salary is $425,000 and his target for the annual cash incentive program is 75% of his base salary, all effective January 1, 2018. The agreement does not provide for participation by Dr. Vahaviolos in any equity incentive programs of the Company.

Mistras Group, Inc.	46	2023 Proxy Statement

Under the employment agreement, Dr. Vahaviolos may be entitled to receive payments and other benefits upon the termination of his employment. Dr. Vahaviolos is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. In those cases, Dr. Vahaviolos (a) will also receive a pro rata portion of his bonus for the year in which his employment is terminated, and (b) will be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.

All outstanding equity-based incentive awards granted to Dr. Vahaviolos will become fully vested immediately before the occurrence of a change in control if (a) Dr. Vahaviolos is then still employed by or in the service of the Company, or (b) within six months preceding the change in control, Dr. Vahaviolos' employment is terminated by the Company without cause or by him for good reason, with the payout under any performance-based award being equal to the target amount.

Termination in connection with a change in control occurs if Dr. Vahaviolos’ employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos. If Dr. Vahaviolos has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Dr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as Executive Chairman; (2) a material reduction in his base salary;
(3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; or (5) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

If any payment or benefit (including payments and benefits pursuant to the employment agreement) that Dr. Vahaviolos would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) the net after-tax benefit that Dr. Vahaviolos would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Dr. Vahaviolos would receive if the full amount of the Transaction Payments were paid to Dr. Vahaviolos, then the Transaction Payments payable to Dr. Vahaviolos will be reduced (but not below zero) so that the Transaction Payments due to Dr. Vahaviolos do not exceed the amount of the Parachute Threshold.

The employment agreement imposes restrictive covenants on Dr. Vahaviolos, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Dr. Vahaviolos’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of the Company, its affiliates, and their officers, directors and employees.

Securities Authorized for Issuance under Our Equity Compensation Plans

We have one plan, the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”), pursuant to which we grant equity-based compensation to our directors, officers and other employees, which has been approved by our shareholders. As of December 31, 2022, no options were outstanding under the Plan and approximately 1.9 million shares were available for future grants under the Plan.

Mistras Group, Inc.	47	2023 Proxy Statement

Shareholder Proposals and Other Matters

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2024 annual shareholders meeting, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than December 13, 2023, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after December 13, 2023 in our proxy materials for the 2024 annual shareholders meeting.

A shareholder may also nominate directors or have other business brought before the 2024 annual shareholders meeting by submitting the nomination or proposal to us on or after January 22, 2024, and on or before February 21, 2024, in accordance with Section 2.14 of our bylaws. If, however, our 2024 shareholders meeting is held before April 22, 2024 or after July 21, 2024, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

Mistras Group, Inc.	48	2023 Proxy Statement

Exhibit A

Reconciliation of Non-GAAP Financial Measurements Used for Determining Incentive Compensation to GAAP Financial Measurements

(All Amounts in Thousands)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDAS (non-GAAP):
For the year ended December 31, 2022
GAAP: Net income (loss)	$6,574
Less: Net income attributable to noncontrolling interests, net of taxes	75
Net income (loss) attributable to Mistras Group, Inc.	$6,499
Interest expense	10,505
Provision (benefit) for income taxes	2,720
Depreciation and amortization	33,294
Share-based compensation expense	5,335
Reorganization and other related costs, net	195
Legal settlement and insurance recoveries, net	(994)
Acquisition-related expense, net	76
Loss on debt modification	693
Bad debt provision for troubled customers, net of recoveries	42
Foreign exchange (gain) loss	(215)
Non-GAAP: Adjusted EBITDAS	$58,150
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP):
For the year ended December 31, 2022
GAAP: Net cash provided by operating activities	$26,406
Less:
Purchases of property, plant and equipment	(12,591)
Purchases of intangible assets	(825)
Non-GAAP: Free cash flow	$12,990

Mistras Group, Inc.	49	2023 Proxy Statement

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MISTRAS GROUP, INC.

MISTRAS

MISTRAS GROUP, INC.
195 CLARKSVILLE ROAD
PRINCETON JUNCTION, NJ 08550

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 21, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to **www.virtualshareholdermeeting.com/MG2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 21, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01) Dennis Bertolotti
02) Nicholas DeBenedictis
03) James J. Forese
04) Richard H. Glanton
05) Michelle J. Lohmeier
06) Charles P. Pizzi
07) Manuel N. Stamatakis
08) Sotirios J. Vahaviolos

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of Mistras Group, Inc. for the year ending December 31, 2023.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Mistras Group, Inc.'s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR for proposal 4.

	1 year	2 years	3 years	Abstain
4. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

MISTRAS GROUP, INC.
Annual Meeting of Shareholders
May 22, 2023 1:00 PM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dennis Bertolotti, Michael Keefe and Edward Prajzner, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EDT on May 22, 2023, being held as a virtual meeting, which can be accessed at www.virtualshareholdermeeting.com/MG2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000604008_2 R1.0.0.6